Exhibit (a)(24)

      THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. When considering what action you should take, you are recommended immediately to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent professional advisor authorized under the Financial Services Act 1986.

      If you have sold or otherwise transferred your Sedgwick Securities (otherwise than pursuant to the Ordinary Offer) please send this letter, together with the accompanying documents, as soon as possible to the purchaser or transferee, or to the stockbroker, bank, or other agent through whom the sale or transfer was affected for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted into Canada, Australia or Japan or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdictions. See paragraph 8 of Part B of Appendix I to the Offer Document.

      If you have already validly accepted the Ordinary Offer in respect of all your Sedgwick Securities you should ignore this letter and the accompanying documents.


JPMorgan                           Donaldson, Lufkin & Jenrette

Morgan Guaranty                    Donaldson, Lufkin & Jenrette International
Trust Company                      99 Bishopsgate, London EC2M 3XD
of New York

PO Box 161
60 Victoria Embankment
London EC4Y 0JP

      To Sedgwick Shareholders who have not accepted the Ordinary Offer made on behalf of Marsh & McLennan Companies, Inc. and, for information only, to Sedgwick ADS holders who have not accepted the Ordinary Offer (in both cases other than Sedgwick Securityholders in Canada, Australia or Japan).


                                                            November 25, 1998


Dear Sedgwick Shareholder and ADS Holder

                Recommended Cash Offers for Sedgwick Group plc on behalf of Marsh & McLennan Companies, Inc.

      We refer to the offer document dated September 4, 1998 (the "Offer Document") setting out the terms of the recommended cash offers on behalf of Marsh & McLennan Companies, Inc. for all the issued and to be issued ordinary share capital of Sedgwick and for all the outstanding Sedgwick Convertible Bonds.

      The Offers have now been declared unconditional in all respects and Marsh & McLennan has acquired or contracted to acquire more than 90 per cent of the Sedgwick Shares (including Sedgwick Shares represented by Sedgwick ADSs) to which the Ordinary Offer relates. Marsh & McLennan now intends to acquire compulsorily all the issued and to be issued Sedgwick Shares which it does not already own or has not contracted to acquire (including Sedgwick Shares represented by Sedgwick ADSs) under the provisions of the UK Companies Act 1985.

      According to the records of Computershare Services, PLC, you have not yet accepted the Ordinary Offer in respect of some or all of the Sedgwick Securities held by you. Accordingly, if you are a holder of Sedgwick Shares, you will find enclosed with this letter a statutory notice informing you that Marsh & McLennan intends to acquire compulsorily your holding of Sedgwick Shares.

      You may still accept the Ordinary Offer (whether as a holder of Sedgwick Shares or Sedgwick ADSs), which remains open until further notice from Marsh & McLennan compulsorily acquires your Sedgwick Shares (including Sedgwick Shares represented by Sedgwick ADSs)

A subsidiary of J.P. Morgan & Co. Incorporated     Regulated by The Securities
Registered as a branch in England, Branch          and Futures Authority
No. 001366 Registered No. FC000297.  A Limited     Registered in England and
Liability Private Company.  Registered with        Wales:2475089
the Superintendent of Banks in the State of New York, U.S.A. Incorporated with limited liability in the State of New York, U.S.A.
Regulated by SFA and IMRO



To accept Marsh & McLennan's Ordinary Offer

      To accept the Ordinary Offer, if you now wish to do so and you hold Sedgwick Shares, you should complete and return the Shareholder Form of Acceptance (a further copy of which is enclosed) in accordance with the instructions printed thereon and set out in the Offer Document. The completed, signed and (if you are an individual) witnessed Shareholder Form of Acceptance together with, if your Sedgwick Shares are not in CREST, the share certificate(s) and/or other document(s) of title for your Sedgwick Shares, should be returned by post or by hand to Computershare Services, PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ or by hand, during normal business hours only, to Computershare Services PLC, 7th Floor, Jupiter House, Triton Court, 14 Finsbury Circus, London EC2A 1BR, as soon as possible.

      If your Sedgwick Shares are in uncertificated form (that is, in CREST) you should read carefully paragraph 9 of Part B of Appendix I to the Offer Document which sets out the acceptance procedures for holders of Sedgwick Shares in uncertificated form.

      Holders of Sedgwick ADSs may also still accept the Ordinary Offer. If they now wish to do so, such persons should complete the Letter of Transmittal (a further copy of which is enclosed) in accordance with the instructions printed thereon and set out in the Offer Document and send it by post or by hand to the US Depositary, The Bank of New York, 101 Barclay Street, New York, New York 10286, marked for the attention of Tenders and Exchanges, as soon as possible.

      Further copies of the Shareholder Form of Acceptance and Letter of Transmittal are available from Computershare Services PLC and The Bank of New York respectively at the above addresses or from Georgeson & Company, Inc., Wall Street Plaza, New York, New York 10005, the information agent for the Offers. Further copies of the Offer Document are available at all three addresses.

      Any Shareholder Form of Acceptance or Letter of Transmittal received in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to Marsh & McLennan or its agents to have been sent from Canada, Australia or Japan may be rejected as an invalid acceptance of the Ordinary Offer. For further information for overseas securityholders, see paragraph 16 on page 17 of the Offer Document and Paragraph 8 of Part B of Appendix I to the Offer Document.

If you do not accept Marsh & McLennan's Ordinary Offer

      The enclosed statutory notice has the effect that, subject as stated in the notice, Marsh & McLennan will be entitled and bound to acquire your Sedgwick Shares (including Sedgwick Shares represented by Sedgwick ADSs) in due course and, if you take no further action, your Sedgwick Shares (including Sedgwick Shares represented by Sedgwick ADSs) will be so acquired. The terms of the compulsory acquisition of Sedgwick Shares are set out in the enclosed statutory notice.

      The consideration will only be transferred to the Sedgwick Shareholder entitled thereto upon application to Sedgwick Group plc, c/o Computershare Services PLC, at the address set out below at any time after January 6, 1999 provided such application is accompanied by satisfactory evidence of entitlement such as the relevant share certificate(s) and/or other document(s) of title and/or an acceptable form of indemnity in respect of the Sedgwick Shares formerly held.

      The consideration for Sedgwick Shares represented by Sedgwick ADSs will be transferred to The Bank of New York as depositary for the Sedgwick ADSs. The consideration will only be transferred to holders of Sedgwick ADSs upon application to The Bank of New York at any time after January 6, 1999 provided that such application is accompanied by satisfactory evidence of entitlement such as the relevant certificate(s) and/or other document(s) of title and/or an acceptable form of indemnity in respect of the Sedgwick ADSs held. Holders of ADSs will be paid the consideration for their Sedgwick ADSs in US dollars converted from pounds sterling.

      Any query or communication connected with this letter or its enclosures should be addressed to Computershare Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol ES99 1XZ (tel 0117 941 7700) or, if you are a holder of Sedgwick ADSs, to The Bank of New York, 101 Barclay Street, New York, New York, 10286 (tel 1800 507 9357) or Georgeson & Company, Inc., Wall Street Plaza, New York, 10005 (tel 1 800 223 2064).

                             Yours faithfully,

Terence C. Eccles                               Clifford S.H. Hampton
Morgan Guaranty Trust                        Donaldson, Lufkin & Jenrette
Company of New York

      J.P. Morgan, Donaldson, Lufkin & Jenrette and Cazenove, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Marsh & McLennan and for no one else in connection with the Offers and will not be responsible to anyone other than Marsh & McLennan for providing the protections afforded to their respective customers nor for giving advice in relation to the Offers.

      The Ordinary Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, neither copies of this letter nor any related offering documents are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

      The members of the Offer Committee of Marsh & McLennan listed in the Offer Document accept responsibility for the information contained in this letter and the enclosed notice and to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this letter and the enclosed notice is in accordance with the facts and does not omit anything likely to affect the import of such information.

      Terms defined in the Offer Document have the same meanings in this letter unless the context requires otherwise.